UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                 SCHEDULE 13D/A
                                (Amendment No. 1)

                    Under the Securities Exchange Act of 1934

                                   CD&L, Inc.
                                ----------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
                         ------------------------------
                         (Title of Class of Securities)

                                    14983Y107
                                 --------------
                                 (CUSIP Number)

                        EXETER CAPITAL PARTNERS IV, L.P.
                         10 EAST 53RD STREET, 32ND FLOOR
                               NEW YORK, NY 10022
                                 (212) 872-1175
                              ATTN: KURT BERGQUIST

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  July 3, 2006
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Exeter Capital Partners IV, L.P.

        I.R.S. Identification No. 13-3967549

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**           (a) [ ]
                                                                     (b) [x]
--------------------------------------------------------------------------------
 3      SEC USE ONLY

--------------------------------------------------------------------------------
 4      SOURCE OF FUNDS (See Instructions)

        OO (SEE ITEM 3)
--------------------------------------------------------------------------------
 5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED         [ ]
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
 6      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES                    7      SOLE VOTING POWER
BENEFICIALLY OWNED BY                      0
EACH REPORTING PERSON              ---------------------------------------------
WITH                                8      SHARED VOTING POWER
                                           0
                                   ---------------------------------------------
                                    9      SOLE DISPOSITIVE POWER
                                           0
                                   ---------------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.00%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON (See Instructions)

        PN
--------------------------------------------------------------------------------

1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Exeter IV Advisors, L.P.

        I.R.S. Identification No.

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**           (a) [ ]
                                                                     (b) [x]
--------------------------------------------------------------------------------
 3      SEC USE ONLY

--------------------------------------------------------------------------------
 4      SOURCE OF FUNDS (See Instructions)

        OO (SEE ITEM 3)
--------------------------------------------------------------------------------
 5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED         [ ]
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
 6      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES                    7      SOLE VOTING POWER
BENEFICIALLY OWNED BY                      0
EACH REPORTING PERSON              ---------------------------------------------
WITH                                8      SHARED VOTING POWER
                                           0
                                   ---------------------------------------------
                                    9      SOLE DISPOSITIVE POWER
                                           0
                                   ---------------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.00%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON (See Instructions)

        PN

--------------------------------------------------------------------------------

1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Exeter IV Advisors, Inc.

        I.R.S. Identification No.

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**           (a) [ ]
                                                                     (b) [x]
--------------------------------------------------------------------------------
 3      SEC USE ONLY

--------------------------------------------------------------------------------
 4      SOURCE OF FUNDS (See Instructions)

        OO (SEE ITEM 3)
--------------------------------------------------------------------------------
 5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED         [ ]
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
 6      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES                    7      SOLE VOTING POWER
BENEFICIALLY OWNED BY                      0
EACH REPORTING PERSON              ---------------------------------------------
WITH                                8      SHARED VOTING POWER
                                           0
                                   ---------------------------------------------
                                    9      SOLE DISPOSITIVE POWER
                                           0
                                   ---------------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.00%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON (See Instructions)

        CO
--------------------------------------------------------------------------------

1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Exeter Venture Advisors, Inc.

        I.R.S. Identification No.

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                     (b) [x]
--------------------------------------------------------------------------------
 3      SEC USE ONLY

--------------------------------------------------------------------------------
 4      SOURCE OF FUNDS (See Instructions)

        OO (SEE ITEM 3)
--------------------------------------------------------------------------------
 5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED         [ ]
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
 6      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES                    7      SOLE VOTING POWER
BENEFICIALLY OWNED BY                      0
EACH REPORTING PERSON              ---------------------------------------------
WITH                                8      SHARED VOTING POWER
                                           0
                                   ---------------------------------------------
                                    9      SOLE DISPOSITIVE POWER
                                           0
                                   ---------------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.00%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON (See Instructions)

        CO
--------------------------------------------------------------------------------

1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Keith R. Fox

        I.R.S. Identification No.

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**            (a) [ ]
                                                                      (b) [x]
--------------------------------------------------------------------------------
 3      SEC USE ONLY

--------------------------------------------------------------------------------
 4      SOURCE OF FUNDS (See Instructions)

        OO (SEE ITEM 3)
--------------------------------------------------------------------------------
 5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED          [ ]
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
 6      CITIZENSHIP OR PLACE OF ORGANIZATION

        United Kingdom
--------------------------------------------------------------------------------
NUMBER OF SHARES                    7      SOLE VOTING POWER
BENEFICIALLY OWNED BY                      0
EACH REPORTING PERSON              ---------------------------------------------
WITH                                8      SHARED VOTING POWER
                                           0
                                   ---------------------------------------------
                                    9      SOLE DISPOSITIVE POWER
                                           0
                                   ---------------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.00%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON (See Instructions)

        IN

                                EXPLANATORY NOTE
                                ----------------


This Amendment No. 1 amends and terminates the Schedule 13D filed on April 26, 2004 (the "Schedule 13D"), relating to the common stock, par value $.001 per share (the "Common Stock"), of CD&L, Inc., a Delaware corporation (the "Issuer"). The Issuer's principal executive offices are located at 80 Wesley Street, South Hackensack, New Jersey. Terms not otherwise defined herein shall have the respective meanings given to them in the Schedule 13D. This Amendment No. 1 to the Schedule 13D terminates the filing obligations of the Reporting Persons because the Reporting Persons are currently the beneficial owners of less than 5% of the Common Stock.

The information reported in Item 3 hereof supplements the information reported in Item 3 of the Schedule 13D. The information reported in Item 5 hereof amends and restates the information reported in Item 5 of the Schedule 13D.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

As of March 27, 2006, the United States Small Business Administration (the "SBA"), in its capacity as court-appointed receiver for Exeter Venture Lenders, L.P., a Delaware limited partnership, had become the record and a beneficial owner of the following securities: (i) 65,617 shares of Series A Preferred Stock of the Issuer, (ii) warrants to purchase up to 84,375 shares of Common Stock and
(iii) 328,084 shares of Common Stock (collectively, with (i) and (ii) above, the "SBA Securities"). Each of Exeter Capital Partners IV, L.P., Exeter IV Advisors, L.P., Exeter IV Advisors, Inc. and Keith R. Fox (collectively "Exeter") disclaims, as of such date, beneficial ownership of the SBA Securities for purposes of Section 13(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), because none of Exeter had any voting or dispositive power in respect of any of the SBA Securities. As of July 3, 2006, the SBA transferred the SBA Securities to Exeter Capital Partners IV, L.P. for an aggregate price of $2,246,277.15 (the "SBA Transfer"). Immediately following the SBA Transfer, as of July 3, 2006, Exeter Capital Partners IV, L.P. transferred the SBA Securities to Velocity Express Corporation ("Velocity") in exchange for 2,465,418 shares of common stock of Velocity. As of July 3, 2006, Exeter Capital Partners IV, L.P. additionally transferred (i) 65,617 shares of Series A Preferred Stock of the Issuer, (ii) warrants to purchase up to 84,375 shares of Common Stock and (iii) 328,084 shares of Common Stock to Velocity in exchange for (i) a 12% Senior Secured Note of Velocity in the aggregate principal amount of $3,205,000 due 2010 and (ii) a warrant to purchase up to 1,105,725 shares of Common Stock of Velocity. For more details concerning these transactions, see the Schedule 13D of Exeter Capital Partners IV, L.P. filed in respect of Velocity with the Securities and Commission on July 13, 2006.


ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

The response to this Item is deleted in its entirety and replaced by the following:

     "(a) Not applicable.

     (b)  Not applicable.

     (c) All of Exeter's equity holdings in the Issuer were sold to Velocity Express Corporation as of July 3, 2006. Please see Item 3 above for more information.

     (d)  Not applicable.

     (e)  Not applicable."


ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS

          The following exhibit is filed with this Statement:

Exhibit 99--Joint Filing Agreement (incorporated by reference to Exhibit 8 to
Schedule 13D)

                                   SIGNATURE*

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 17, 2006


                                          EXETER CAPITAL PARTNERS IV, L.P.

                                          By: /s/Keith R. Fox
                                              ---------------

                                          EXETER IV ADVISORS, L.P.


                                          By: /s/Keith R. Fox
                                              ---------------


                                          EXETER IV ADVISORS, INC.


                                          By: /s/Keith R. Fox
                                              ---------------


                                          EXETER VENTURE ADVISORS, INC.

                                          By: /s/Keith R. Fox
                                              ---------------

                                          KEITH R. FOX

                                          By: /s/Keith R. Fox
                                              ---------------

*Because Exeter Venture Lenders, L.P. is under the receivership of the SBA, it is not included as a Reporting Person in this joint filing of Amendment No. 1.

                                  EXHIBIT INDEX
                                  -------------

Exhibit 99--Joint Filing Agreement (incorporated by reference to Exhibit 8 to
Schedule 13D)